UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

BLUEGREEN CORPORATION
(Exact name of registrant as specified in its charter)

MASSACHUSETTS	0-19292	03-0300793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4960 Conference Way, North, Suite 100, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2005, the Board of Directors of Bluegreen Corporation (the "Company"), upon recommendation of the Compensation Committee, approved a non-employee compensation plan. Each non-employee member of the Board of Directors will receive a $100,000 annual retainer, of which 50% will be payable in restricted stock or stock options granted under the Company's 2005 Stock Incentive Plan (the "Plan"), at the election of the director and the remaining 50% will be payable in cash, restricted stock or stock options granted under the Plan, at the election of the director. The number of stock options and restricted stock will be determined by the Company based on assumptions and formulas typically used to value these types of securities. The exercise price of any option will be equal to the closing market price of the Common Stock on the NYSE on the date of grant. Any option granted will vest immediately upon grant and will have a ten-year term.

The chairperson of the Audit Committee will receive an additional $12,500 annual retainer and members of the Audit Committee will receive an additional $4,000 annual retainer. The Chairpersons of all other committees of the Board of Directors will receive an additional $3,500 annual retainer. In addition to the annual retainer, each non-employee director will be reimbursed any reasonable out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and its committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGREEN CORPORATION

Date: June 21, 2005
/S/ ANTHONY M. PULEO
Anthony M. Puleo
Senior Vice President and Interim
Chief Financial Officer